Exhibit 99.1

PRESS RELEASE

March 1, 2019

Maria Eugenia H. Leon Guerrero is BankGuam Holding’s New Director

First Quarter Dividends Announced

BankGuam Holding Company (BKGMF) made two announcements following its February 25, 2019 Board Meeting.

Maria Eugenia H. Leon Guerrero was appointed to the Board of Directors for BankGuam Holding Company, Bank of Guam and BG Investment Services, following the resignation of Lourdes A. Leon Guerrero, effective December 31, 2018. Ms. Leon Guerrero was also appointed to serve as a member of the Stock Purchase Plan committee, Trust, Asset Liability, Executive and Loan committees of the Board of Directors.

Maria Eugenia H. Leon Guerrero is currently Executive Vice President /Retail and Card Services of the Bank (since 2016) and an Officer of the Holding Company (since 2018). She began her career with Bank of Guam in 2009 as a Management Trainee, and has held the position of Commercial Credit Officer, Six Sigma Champion and Strategic Planning Officer and Director of Card Services before assuming her current role overseeing the Bank’s branch network, E-Banking and Card Services.

A graduate of the University of Washington (B.A., International Studies), the Foster School of Business at the University of Washington (Master of Business Administration) and the Pacific Coast Banking School, Maria serves as the current Chair for the Guam Foundation for Public Education. She is the Vice Chair for Teach Money, Inc. and Treasurer of Sanctuary Incorporated of Guam, in addition to being a member of Rotary Club of Tumon Bay, Guam Young Professionals and I Fanlalai’an Oral History Project. She is a certified Project Management Professional and has earned Bank of Guam’s Supervisor of the Year and Familia Champion of the Year Awards.

“I am very pleased at the appointment of Maria to our Board of Directors. Her extensive banking experience and community involvement in our region bring a seasoned perspective and deep knowledge to our Company. We look forward to her contributions to our mission and purpose.” said Joaquin P.L.G. Cook, Interim President and Chief Executive Officer.

The Board of Directors declared a quarterly cash dividend of $0.10 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 5.5% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A, at its Board’s regular meeting held on Monday, February 25, 2019. The dividends will be paid on March 29, 2019, to shareholders of record as of March 15, 2019.

CONTACT:	BankGuam Holding Company

William D. Leon Guerrero, EVP and COO

(671) 472-5273